Exhibit 99.1

Shareholder Update Letter – September 2016

To Bion shareholders and followers:

Much has happened since the March shareholder update. If you haven’t read it, it is still available on the website here. There have been a number of encouraging developments in Pennsylvania. We remain extremely confident that over the next several weeks and months, the issue of whether to include competitive bidding in PA’s clean water strategy will be resolved in favor of both the taxpayer and Bion, whose interests we believe clearly coincide. The introduction in the US Congress of a bipartisan bill to extend the energy tax credit (30% ITC) to include nutrient recovery projects is a very big step in national policy. We are also very pleased with the results from the ongoing pilot trials of the 3rd Generation (3G) technology platform, as well as the progress on our sustainable brand application with USDA.

The media recently focused national attention on the problems with excess nutrients with graphic images from the toxic algae bloom near Stuart, Florida. Toxic algae blooms are occurring throughout the U.S. with increasing frequency.  Recent studies have demonstrated the link between phosphorus and nitrogen and the size and intensity of toxic blooms, as well as the potential for climate change to exacerbate the problem. Further, a landmark study has determined that ammonia emissions from livestock waste and nitrogen fertilizers have surpassed nitrates (NOx) from fossil fuel emissions “as the dominant source of disruption to the nitrogen cycle”.  There is a growing realization of the high costs of excess nutrients in our environment and the need for direct and immediate solutions.

Craig Scott

Director of Communications

Policy and Politics

Pennsylvania – In the last update, Pennsylvania had just submitted a ‘Reboot’ plan to the US EPA, detailing how the state would get back on track with its Chesapeake Bay obligations. As you know, Bion criticized the Reboot plan over several issues, including its real cost, its lack of innovation, and whether it is even possible at any cost. Since then, several stakeholders including several of the Commonwealth’s own Conservation Districts and a number of PA Legislators, have also pushed back on the Reboot plan.

Remember, 2017 is a significant Milestone Year for the Chesapeake Bay reduction requirements, when 60 percent of the total reductions required by 2025 are supposed to be in place. Pennsylvania will be in default of its obligations by a substantial amount, as it acknowledged in last year’s Auditor General special report. On June 17 it was reported that US EPA notified Pennsylvania “it will be developing Pennsylvania-specific goals for reducing nutrients and sediments in Pennsylvania…” (note this was AFTER PA submitted the Reboot plan to US EPA).

On August 5, the Editorial Board of the Harrisburg Patriot, the ‘political paper’ of the Commonwealth’s capitol, published Pa. officials need to find a Chesapeake Bay fix before the feds do it for them. The editorial concludes with, “We believe that the private sector, with a seat at the table, bidding down the cost of mitigation, is a missing part of the solution.” The editorial followed a series of Op-eds in various publications written by Ron Kreider, our own Ed Schafer, and PA Senator Richard Alloway.

It appears that there has been a change in tone from the Wolf administration. On May 20, PA DEP Secretary Quigley abruptly resigned; Patrick McDonnell was appointed Acting-Secretary. As you know, Bion had its differences with Secretary Quigley. On June 7, the article, Acting environmental secretary expected to avoid ruffling feathers, appeared in State Impact, which included a reference to Quigley’s reputation for antagonizing business interests. On Aug 18, McDonnell was quoted in an interview with the Pennsylvania Environmental Council, “I’ve told my staff, ‘I’m not interested in models and plans, I’m interested in nitrogen, phosphorous, sediment, and how do we get it out of the Bay and what are the effective strategies to do that, wherever that takes us’.” McDonnell has been nominated to the permanent post and will have to be approved by the Republican-controlled Senate.

We believe the combination of impending federal sanctions, a growing understanding of the true costs of the current failing strategies, and the availability of alternative proven solutions at substantially lower cost, will prove impossible to resist. The PA Senate is back in session on September 26. To follow PA policy issues more closely, visit the Coalition for an Affordable Bay Solution (CABS) website and the PA/Ches Bay Policy News page on Bion’s website. And keep in mind, Pennsylvania is just one state out of more than 35 that are struggling with the same agriculture- and livestock-related nutrient issues.

Nationally – The Agriculture Environmental Stewardship Act was introduced in June in the U.S. House Ways and Means Committee – Science, Space and Technology. Bion has worked with the National Milk Producers Federation, which supports the bill, for some time on this piece of legislation. If adopted, the Act will allow biogas properties and qualified nutrient recovery projects to be eligible for the federal energy tax credit (30% Investment Tax Credit – ITC) and to permit new clean renewable energy bonds to finance qualified biogas properties. H.R. 5489 enjoys bipartisan support with 24 cosponsors from across the country. Its companion bill S. 3248 was introduced in the U.S. Senate in July.

I cannot overemphasize the impact that the successful passage of this Bill could have on Bion and potential future projects. Besides the obvious – substantially reducing the cost of future projects – it was this same federal energy tax credit that stimulated much of the growth in the wind, solar and biofuels industries over the last couple decades.

3G Technology Development

We have achieved outstanding results from ongoing testing and pilot trials of the 3G technology. While the initial configuration of the 3G platform is ready for commercial deployment now, we are working on a ‘Version 3.1’ that we believe will reduce capex while maintaining or even increasing environmental benefits. Stay tuned. For those not aware of our technology development history, the Kreider Dairy project, which uses the 2G platform, has successfully reduced nitrogen and phosphorus. The project was built on-budget and delivered verified nutrient reductions consistent with our representations.

The 3G technology platform is designed to recover substantially greater value from the nutrients and renewable energy in the waste stream. At very large scale and under certain other conditions described in our Company Overview and Company Presentation, we believe that we can develop projects that will be supported by multiple revenue streams, including byproducts, renewable energy, and branding-related revenues. In other words, while 3G projects would still produce nutrient reductions that might be sold, certain projects would no longer be dependent on their sale for economic viability.

Our next step is to produce the ammonium-nitrogen byproduct in sufficient quantity for testing by the industry and to apply to the Organic Materials Research Institute (OMRI) for certification for use in organic production. We are also working on establishing a relationship with a large fertilizer partner that is capable of national distribution. We anticipate the Kreider 2 project (to treat the waste from their poultry layer operations) will be the first commercial deployment of the 3G platform.

Sustainable Livestock Production

USDA PVP Brand Application

In November 2015, Bion submitted documentation to the USDA Agricultural Marketing Service (AMS) for approval into the Process Verified Program (PVP), a verification service that offers a unique way to market products to customers using clearly defined, implemented, and transparent process points. Prior to approval for use of the USDA PVP brand and associated promotional materials, the applicant must complete a detailed review and approval process.

Bion’s PVP program, containing a Quality Manual along with an entire Quality Management System (to ensure data verification) as well as a wide assortment of procedures and reports, has been working its way through the USDA PVP approval process. In August 2016, Bion’s application made its way through the Desk Audit with a provisional approval, pending minor edits to its quality system. The final step in the PVP approval process is the Field Audit, which will be conducted by USDA auditors once Bion re-starts its operations and generates and verifies at least 30 days of new data prior to the final programmatic audit.

Sustainable Branding and the Livestock Industry

Livestock production and waste is increasingly being linked to a broad range of environmental and public health issues – the industry is under mounting consumer pressure to improve the sustainability of its production practices. Large food retailers such as Walmart and Costco, and restaurant chains including Chipotle and McDonalds, are demanding improved sustainability from their suppliers. The Global Roundtable for Sustainable Beef is a global multi-stakeholder initiative developed to advance continuous improvement in sustainability of the global beef value chain. It represents members from across the supply chain, including U.S., Canadian and Australian cattlemen’s associations, Cargill, JBS, Elanco, McDonalds and A&W.

The livestock industry’s use of antibiotics has been in the national spotlight. Over the past few months, you have probably seen the Perdue (chicken) No Antibiotics Ever™ national television ads, which is an example of a brand backed by the USDA PVP. Perdue is now applying the PVP-backed brand to over 200 packaged food products. Further, a number of fast-food restaurants, including Subway and Papa Murphy’s, have recently integrated this and other claims into their advertising campaigns.

Bion’s PVP-backed brand will initially provide third-party verification of greatly reduced environmental impacts in three areas: a) excess nutrients that lead to groundwater contamination, toxic algal blooms and dead zones; b) pathogens; and c) greenhouse gas emissions. Bion believes the ability to verify and communicate these improvements to the consumer will be highly valued by the industry.

From the Headlines

Protesters demand answers about Florida’s poisonous algae bloom (CBS News coverage)

National attention was focused on Stuart, Florida over the July Fourth weekend by the toxic algae bloom that formed in the St. Lucie Estuary as a result of nutrient-laden water released from Lake Okeechobee.

CBS Evening News covered the story with graphic footage and a quote from Bill Louda, a research professor at Florida Atlantic University, "We just are putting way too much nitrogen and phosphorus into our natural waters, and they respond."

In articles written over the next few weeks, the word ‘guacamole’ was used to describe the thick bloom that soon began to putrefy…a disaster for both the environment and the agriculture industry. The toxic Florida bloom ultimately led to a story on Aug 8, 2016, in the Orlando Sun Sentinel that painted a grim picture of the impacts on our environment from agriculture: Big Agriculture choking our waterways

North Carolina hog farms accused of putrid pollution (CBS News coverage)

Also on July 4, back-to-back with the segment about the toxic Florida algae bloom, CBS News aired a story that slammed Smithfield Foods, the world’s largest pork producer, for its waste disposal practices in North Carolina. While the story is focused on a complaint alleging "environmental racism" by allowing farms to locate disproportionately near minority communities, the coverage underscores the health and environmental issues involved with spraying raw manure near populated areas.

As toxic algae bloom spreads, will Michigan add Lake Erie to impaired list?

Michigan environmental regulators are still reviewing whether to add the state's portion of the lake to a list of impaired waters that was supposed to be in the U.S. Environmental Protection Agency's hands this spring. Environmental groups are pushing for the "impaired" designation, which would trigger more stringent pollution controls under the federal Clean Water Act.

Agricultural ammonia emissions disrupt earth’s delicate nitrogen balance

The CSU study, performed in conjunction with the National Park Service, US EPA, and the National Atmospheric Deposition Program, concluded: “future progress toward reducing U.S. nitrogen deposition will be increasingly difficult without a reduction in ammonia emissions”. The report confirms Bion’s statements over many years on the importance of controlling air emissions from livestock waste, the largest unregulated source of ammonia in the U.S.

The UN just made antibiotics in the food system a crisis on par with AIDS and Ebola

“For the fourth time in its history, the United Nations has elevated a health issue to crisis level…At the core of the crisis sits animal agriculture, which includes the some 9 billion food animals slaughtered in the US each year.”  This issue is also not going away.

Digital/Social Media

If you use social media, be sure to visit and like our Facebook page and follow us on Twitter at @bionenviro. Any feedback would be greatly appreciated. And if you are not receiving email updates from us, send me an email at cscott@biontech.com to be added to the list.

This update, dated Sep 23, 2016, includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. Potential investors are urged to review the Company’s 10K and 10Q filings with the SEC.

Bion Update – for shareholders, potential investors and followers of Bion Environmental Technologies, Inc.

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